GAS SALE AND PURCHASE AGREEMENT

     This Gas Sale and Purchase Agreement (the "Agreement") is made and entered into as of the 29th day of November, 1994, by and between GSF ENERGY INC., a Delaware corporation ("Seller"), and BREA POWER PARTNERS, L.P., a Delaware limited partnership ("Buyer").

                      RECITALS

     WHEREAS, Seller is the lessee under a Gas Lease Agreement having certain rights to extract, process and sell Landfill Gas pursuant to the terms and conditions of such Gas Lease Agreement, including the payment of Royalties;

     WHEREAS, Buyer owns or shall acquire from Seller certain electric generating and related equipment located on or adjacent to a portion of the property subject to the gas Lease Agreement and possesses rights to occupy and use portions of such property pursuant to a Partial Assignment of Gas Lease Agreement;

     WHEREAS, Seller owns certain landfill gas collection, processing and distribution equipment which will deliver Gas to Buyer's Facility, which Buyer's Facility has been designed to consume the Gas collected and delivered by Seller; and

     WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, Gas for Buyer's Facility;

     NOW, THEREFORE, the parties hereto agree as follows:

                    ARTICLE I - TERM

Section 1.01 This Agreement shall be effective from the Effective Date and, unless terminated earlier as provided herein, shall continue and remain in full force and effect until December 31, 2004. The term of this Agreement may be extended at the Buyer's option, on a year-to-year basis, upon the following terms and conditions:

     (a) Buyer shall provide written notice to Seller of its intention to extend this Agreement for an additional year no later than 90 days prior to expiration of the then-current term.

     (b) Unless the parties agree otherwise in writing, the term of this Agreement shall not be extended for more than 5 additional years; and

     (c) If this Agreement has been extended, it shall automatically terminate upon the "Flip Date" (as defined in the Agreement of Limited Partnership of Brea Power Partners, L.P., dated on or about the date hereof).

                     ARTICLE II - CERTAIN DEFINITIONS

Section 2.01 As used in this Agreement, the following terms shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

     (a) "Btu" means one (1) British thermal unit, which is the amount of heat required to raise the temperature of one (1) pound of water from fifty-nine degrees Fahrenheit (59(F) to sixty degrees Fahrenheit (60(F).

     (b) "Buyer's Facility" means all of the equipment, fixtures and other assets owned or leased by Buyer and located on the Property for the purpose of receiving and processing deliveries of Gas, the conversion of Gas into electric power and the delivery of such electric power to the Utility.

     (c) "Contract Year" means a calendar year, except that the first Contract Year shall commence on the Effective Date and shall end on the following December 31 and the last Contract Year shall commence on January 1 and shall end concurrently with the expiration or termination of this Agreement.

     (d) "Day" or "day" shall mean a period of twenty-four (24) consecutive hours beginning and ending with 8:00 a.m. Pacific Time.

     (e)     "Delivery Point" has the meaning assigned to that term in
Section 4.01 hereof.

     (f)     "Effective Date" means the date first above written.

     (g) "Force Majeure" means any occurrence beyond the control of a Party which would cause that Party to be unable to perform its obligations hereunder and which the Party has been unable to overcome by the exercise of due diligence, including but not limited to flood, drought, earthquake, storm, fire, pestilence, lightning and other natural catastrophes, epidemic, war, riot, civil disturbance or disobedience, strike, labor dispute, act or inaction of government or other proper authority, restraint by court order or public authority, and action or nonaction by or inability to obtain the necessary authorizations or approvals from any governmental agency or authority, fuel supply or material shortage, or failure, threat of failure or sabotage of facilities, which have been maintained in accordance with good engineering and operating practices.

     (h) "Gas" means Landfill Gas or other gas of similar methane content meeting the specifications set forth in Exhibit D, which is acquired by Seller and which may be natural gas or methane gas from landfill areas other than the Property.

     (i) "Gas Lease Agreement" means the Amended and Restated Gas Lease Agreement by and between Seller and Landfill Owner dated as of December 14, 1993.

     (j) "Gas Shortfall Liquidated Damages" has the meaning specified in Section 3.04, as more fully described in Exhibit C.

     (k) "Landfill" means the municipal solid waste landfill located in Orange County, California and referred to as the Olinda/Olinda Alpha Sanitary Landfill, as described more fully in Exhibit B.

     (l) "Landfill Gas" means gas, composed of methane and other gaseous substances, generated from the decomposition of refuse and other solid wastes in the Property and collected by Seller's Facility.

     (m) "Landfill Owner" means the County of Orange, a political subdivision of the State of California, which owns and operates the Landfill.

     (n) "Material Performance Failure" means that Seller's Monthly Capacity Factor falls below 60% in 3 consecutive months during a Billing Year or in a total of 4 months during a Billing Year.

     (o)     "Maximum Liability Cap" has the meaning specified in Section
10.08(c).

     (p)     "Minimum Daily Quantity" has the meaning specified in Section
3.01.

     (q)     "MMBtu" means one million (1,000,000) Btu.

     (r) "Monthly Capacity Factor" means, with respect to each calendar month during the term of this Agreement, the quotient of the following formula:

        Aggregate Btu Content of Gas Tendered By Seller in Month1

              1,650 MMBtu x Actual No. of Days in Month

     1 Aggregate Btu content of Gas tendered by Seller shall be determined in accordance with Section 8.02 except that (a) Btus of Gas tendered in any one day in excess of the Minimum Daily Quantity shall only be included if such excess Btus are requested by Buyer and (b) the Btus of Gas tendered by Seller in any day in which Buyer is unable to accept delivery of all Gas tendered by Seller (up to the Minimum Daily Quantity) shall be deemed to equal the average daily Btu content of Gas delivered by Seller during the most recent 15 days in which Buyer was able to accept delivery of all Gas tendered by Seller (up to the Minimum Daily Quantity) or 1650 until 15 such days of full acceptance have occurred.

     (s) "Monthly Commitment of Gas" means, with respect to each calendar month during the term of this Agreement, an amount of Gas containing an aggregate Btu content that equals the product of the following formula: 1,650 MMBtu x (Actual Number of Days in the calendar month - [Number of Days in such month in which Buyer's Facility is undergoing scheduled outages + 1 Day]).

     (t) "Partial Assignment of Gas Lease Agreement" means the Partial Assignment of Gas Lease Agreement by and between Seller, as assignor, and Buyer, as assignee, dated as of the date hereof, pursuant to which Buyer is granted certain rights to use and occupy portions of the Property.

     (u) "Power Contract" means the Parallel Generation Agreement between Seller (as successor to Getty Synthetic Fuels, Inc.) and Utility, executed as of December 31, 1982, as amended.

     (v) "Property" means the Olinda Canyon portion of the Landfill, as described more fully in Exhibit B.

     (x) "Royalties" means all royalties and other payments due to the Landfill Owner or its assignee or legal successor under the Gas Lease Agreement.

     (y) "Seller's Facility" means all the equipment, fixtures and other assets located in the space above the Property which are owned or leased by Seller for the purpose of collecting, processing and delivering, or facilitating the collection, processing and delivery of, Gas to Buyer (including without limitation the Delivery Point).

     (z)     "Utility" means Southern California Edison Company.


                    ARTICLE III - PURCHASE AND SALE

Section 3.01 Subject to the terms, conditions and limitations of this Agreement, Buyer shall purchase and receive, if and to the extent that Seller delivers the same at the Delivery Point, a quantity of Landfill Gas on each day equal to 100% of the Gas requirements of Buyer's Facility for such day; provided, that except as specifically provided in Section 3.02, Buyer shall purchase, if and to the extent delivered at the Delivery Point, not less than 1,650 MMBtu per day (the "Minimum Daily Quantity") of Landfill Gas.

     During any extension of this Agreement beyond December 31, 2004, Seller shall be obligated to use its reasonable efforts to deliver quantities of Gas equal to the Gas requirements of Buyer's Facility, but shall not be obligated to guaranty Gas amounts or be subject to damages, liquidated or otherwise (including Gas Shortfall Liquidated Damages under
Section 3.04) for failure to deliver Buyer's Gas Requirements.

Section 3.02 Notwithstanding anything to the contrary contained herein, Buyer shall not be required to accept and purchase the Minimum Daily Quantity of Landfill Gas, during periods when (i) events of Force Majeure or scheduled maintenance of Buyer's Facility undertaken in accordance with
Section 5.03 prevent Buyer from using such quantities of Landfill Gas in the operation of Buyer's Facility and (ii) events of Force Majeure or the fault of third parties prevent Buyer from otherwise utilizing or disposing of such quantity of Landfill Gas. During periods when both clauses (i) and
(ii) apply, Buyer shall only be required to accept and purchase Landfill Gas delivered to the Delivery Point in such quantities as Buyer can use in Buyer's Facility and/or otherwise use or dispose of.

Section 3.03 Subject to the terms, conditions and limitations of this Agreement, Seller shall sell and deliver to Buyer at the Delivery Point a quantity of Landfill Gas on each day equal to 100% of the Gas requirements of Buyer's Facility for such day; provided that Seller's obligation to sell and deliver Landfill Gas on any day shall not exceed the Minimum Daily Quantity. If Seller is unable for any reason to deliver Landfill Gas in such quantities it may, at its election, deliver substitute Gas to Buyer at the Deliver Point; provided however, that Seller's right to deliver substitute Gas, and Buyer's obligation to accept and purchase the same, shall be limited to that quantity of substitute Gas that Buyer can use at Buyer's Facility and still maintain "qualifying facility" status for Buyer's Facility under the Public Utility Regulatory Policies Act of 1978 and the regulations, orders and decisions of the Federal Energy Regulatory Commission promulgated pursuant thereto.

Section 3.04 Notwithstanding anything to the contrary contained herein, Seller shall be required to tender to Buyer at the Delivery point, unless instructed otherwise by Buyer, the Monthly Commitment of Gas for each month during the term of this Agreement. If Seller fails to tender the Monthly Commitment of Gas, Seller shall pay to Buyer, as liquidated damages, an amount calculated in accordance with Exhibit C (the "Gas Shortfall Liquidated Damages"). Buyer shall provide Seller with access to records pertaining to the sale of electrical power for the purpose of calculating such Gas Shortfall Liquidated Damages. Payment of the Gas Shortfall Liquidated Damages shall be Seller's sole liability and Buyer's sole remedy for costs, liabilities and damages incurred by Buyer as a result of Seller's failure to deliver Landfill Gas or substitute Gas in accordance with this Agreement; provided that this Section shall not limit Buyer's rights of termination and specific performance set forth in Sections 10.03 and 10.07, respectively, of this Agreement.

Section 3.05 Seller shall have the right of first refusal to supply any requirements Buyer may have for Gas in addition to its requirements for Buyer's Facility.

                          ARTICLE IV - DELIVERY

Section 4.01 All Gas delivered by Seller to Buyer pursuant to this Agreement shall be delivered at the delivery point immediately prior to 72-E-115 Gas/Gas Exchanger as specified in Exhibit A (the "Delivery Point"). Deliveries of Gas hereunder shall commence upon the Effective Date.

Section 4.02 Seller shall supply Gas to Buyer at a pressure of not less than seventy five pounds per square inch gauge (75 psig) at the Delivery Point.

Section 4.03 During any period in which Buyer's Facility is generating electrical power, Buyer shall provide to Seller, at no cost to Seller, the lesser of (i) all electrical power required by Seller for operation and maintenance of Seller's Facility (but not to exceed 1,500 KW) or (ii) the total amount (net of internal use) of electrical power being produced by Buyer's Facility. In addition, Buyer shall, at Seller's request, pass through electrical power from the Utility to Seller, across Buyer's electric transmission lines, at any time Seller requires more electrical power the Buyer is able to supply. Seller shall promptly reimburse Buyer for the cost of any such electric power passed through from the Utility to Seller.

Section 4.04 Title and risk of loss to Gas shall pass to Buyer at the Deliver point. Seller warrants title to all Gas delivered hereunder, that Seller has the right to sell and receive payment for the same, and that such Gas shall be free from liens and adverse claims of every kind at time of delivery, including but not limited to liens to secure payment of production, severance and other taxes.

Section 4.05 All Gas delivered to Buyer hereunder shall meet the quality specifications set forth in Exhibit D. Seller shall monitor Gas quality in accordance with conformance with said specifications, and, upon any such rejection, Seller shall have the right to reprocess, if possible, or shall otherwise be required to dispose of or use such non-conforming Gas. Buyer's rejection of Gas in accordance with this Section 4.05 shall not relieve Seller of its obligations under Section 3.04. Buyer may, at its option, elect to accept, at any time or from time to time, Gas not meeting any or all of said specifications; provided however that (i) such acceptance shall not constitute a waiver of Buyer's continuing right to refuse to take Gas not meeting said specifications and (ii) Seller shall not be liable for any damage to Buyer's Facility resulting in whole or in part form Buyer's use of nonconforming Gas.

Section 4.06 EXCEPT FOR THE EXPRESS WARRANTIES OF TITLE AND QUALITY SET FORTH IN SECTIONS 4.04 AND 4.05 ABOVE, SELLER MAKES NO WARRANTY OR REPRESENTATION OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED. ALL IMPLIED WARRANTIES, INCLUDING THOSE OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES.

Section 4.07 As between the parties hereto, (i) Seller shall be deemed to be in control and possession of the Gas prior to delivery hereunder and responsible for any injuries, claims, liabilities or damages caused thereby prior to delivery at the Delivery

Point and (ii) Buyer shall be deemed to be in control and possession of the Gas delivered hereunder and responsible for any injuries, claims, liabilities or damages caused thereby after delivery at the Delivery Point. The party in control and possession of the Gas shall indemnify and hold harmless the other party with respect to any injuries, claims, liabilities or damages occurring while the Gas is in the former's control and possession.

Section 4.08 Seller shall make Gas available, and Buyer shall accept such Gas, throughout the term of this Agreement, on a twenty-four (24) hour per day basis at the Delivery point. In addition, Seller shall use its reasonable efforts to provide Gas during the course of each day at volumes consistent with operation of Buyer's Facility.

                    ARTICLE V - OPERATION AND MAINTENANCE

Section 5.01 Seller shall, at its own expense and regardless of who may be the operator of Seller's Facility (which operator shall be a prudent operator in the industry), maintain, operate, and preserve Seller's Facility in good working order and condition, ordinary wear and tear excepted, and in conformity with applicable laws, rules and regulations. Seller shall obtain or cause to be obtained, and shall comply with, any and all governmental and other authorizations or permits necessary to locate and operate Seller's Facility and to collect, process and sell Landfill Gas as required hereunder.

Section 5.02 Buyer shall, at its own expense and regardless of who may be the operator of Buyer's Facility (which operator shall be a prudent operator in the industry, it being acknowledged that GSF Energy Inc. is a prudent operator), maintain, operate, and preserve Buyer's Facility at all times in good working order and condition, ordinary wear and tear excepted, and in conformity with applicable laws, rules and regulations. Buyer shall obtain or cause to be obtained, and shall comply with, any and all governmental and other authorizations or permits necessary to locate and operate Buyer's Facility and conduct Buyer's business, and purchase and use Landfill Gas.

Section 5.03 The parties shall use reasonable efforts to schedule downtime for their respective facilities during the same time period (anticipated to occur during the months of April through June) so as to minimize interruptions in the delivery and acceptance of Gas hereunder. The parties shall establish a schedule of downtime for each Contract Year at the beginning of such year and shall each give the other party not less than 30 days prior notice of changes in such schedule.

                             ARTICLE VI - PRICE

Section 6.01 The purchase price for all Gas delivered by Seller to, and purchased by, Buyer during the first Contract Year shall be $0.63 per MMBtu. For each subsequent Contract Year, the purchase price for all Gas delivered and purchased shall be escalated at 3.7% over the prior Contract Year's price.

     The purchase price for Gas delivered by Seller to Buyer during any extension of this Agreement beyond December 31, 2004 shall be based upon
(i) Seller's total costs (internal and third party expenses, including royalty payments) of extracting, processing and delivering Gs to Buyer and operating and maintaining Seller's Facility including administrative costs and allocated overheads plus (ii) 10% of the total cost determined under clause (i) of this sentence. The detailed price terms shall be negotiated by the parties of the time of the first extension of this Agreement.

Section 6.02 Seller shall be responsible for payment of the Royalties and Seller shall indemnify Buyer against any claims, costs, losses or expenses incurred by Buyer in connection with such Royalties. Buyer shall provide to Seller the information Seller reasonably requires, or is required to furnish to the Landfill Owner under the Gas Lease Agreement, with respect to the calculation and payment of Royalties, including records pertaining to sales of electrical power, and shall permit Seller and the Landfill Owner reasonable access on at least five (5) days prior written notice to electrical power sales records for such purpose.

Section 6.03 All production (including ad valorem type production taxes), gathering, severance or other tax, excise or assessment upon the existence or production of Gas delivered hereunder, now in existence or authorized in the future for collection by any governmental agency or duly constituted authority ("Seller's Taxes"), shall be paid entirely by Seller. All sales, utility or other tax, excise or assessment upon or measured by Gas sold or delivered to Buyer hereunder, or Buyer's purchase, ownership or use of Gas, now in existence or authorized in the future for collection by any governmental agency or duly constituted authority ("Buyer's Taxes"), shall be paid entirely by Buyer. Should Seller be required at any time to pay Seller's Taxes on behalf of Seller, then the party required to pay the other party's taxes shall notify such other party in writing, stating the amount thereof, and such other party shall reimburse the paying party said amount within fifteen (15) days from date of notice. Further, nothing herein shall be construed to obligate either party to reimburse the other for any federal or state capital stock, net income, windfall or excess profits taxes or general franchise taxes imposed on corporations on account of their corporate existence or on their right to do business within the state as a foreign corporation.

                         ARTICLE VII - MEASUREMENT AND TESTING

Section 7.01 Buyer shall install and maintain mutually agreeable metering and other appropriate facilities for the purpose of measuring the volume and Btu content of all Gas delivered by Seller to Buyer pursuant to this Agreement. Seller shall have access to such metering and Seller shall continuously measure the volume of gas delivered to Buyer and shall sample such Gas to determine its Btu content on a daily basis.

Section 7.02 Buyer shall calibrate the metering facilities, and adjust, clean or repair such facilities to eliminate any inaccuracy, on the first working day of each calendar quarter or more frequently as Buyer may determine. Seller shall have the right to request a special calibration of Buyer's metering facilities at any reasonable time; however, if any such special calibration shows that such metering facilities were registering with five percent (5%) accuracy, then the cost of such special calibration shall be borne by Buyer. In the event any calibration of a metering facility does not register within Five (5%) accuracy, then the volume and/or Btu content of Gas theretofore delivered and received shall be recalculated and corrected to eliminate the entire inaccuracy for any period of inaccuracy definitely known. If any such period of inaccuracy is not definitely known, then such recalculation shall only be made for a period covering one-half of the elapsed time since the last calibration, not to exceed a period of forty-five (45) days.

Section 7.03 Each party shall have the right to have its representatives and agents present at any installing, reading, cleaning, changing, repairing, inspecting, testing, calibrating, or adjusting done in connection with the metering facilities used in measuring deliveries of Gas hereunder. The records and charts from such metering facilities shall remain the property of Seller, but Seller shall permit Buyer reasonable access upon at least five (5) days' prior written notice to such records and charts, together with calculations therefrom, for inspection and verification.

Section 7.04 Seller shall monitor and test the Gas periodically (at least twice monthly) at its expense for purposes of determining whether the quality specifications set forth in Exhibit D are being met. The results thereof shall promptly be made available to Buyer and will be deemed conclusive unless Buyer requests a re-test. Buyer shall have the right to test or re-test the Gas for said purposes through the services of an outside independent laboratory. If Buyer requests a test or re-test of the Gas, Buyer shall pay the cost of said test or re-test if Gas is found to meet the quality specifications set forth in Exhibit D; otherwise the costs shall be paid by the Seller. It is understood and agreed that both parties shall have access to any test results and shall have the right to be represented and to witness all tests as well as the right to inspect and test any equipment in determining Gas quality.

                           ARTICLE VIII - PAYMENT

Section 8.01 On or before the fifteenth day of each month following the first month of deliveries of Gas pursuant to this Agreement, Seller will furnish to Buyer a billing certificate for the preceding month, signed by an appropriate representative of Seller and showing the volume and Btu content of Gas sold, the relevant price for such Gas, the aggregate purchase price payable for such month for all Gas, and any adjustments to previous billings pursuant to Sections 7.03 and 8.04 hereof. Seller's billing certificate shall also show any Gas Shortfall Liquidated Damages due for the preceding month, which damages, if any, shall be credited against amounts due Seller.

Section 8.02 For payment purposes, the Btu content of the Gas delivered in any month hereunder shall be equal to the sum of the MMBtus delivered in each day during such month. The MMBtus delivered in each day shall be calculated by taking the product of (i) the volume of Gas delivered during such day and (ii) the Btu content of the Gas sample taken on such day. Such calculations of Btu content shall be subject to any recalculation pursuant to Section 7.02 hereof.

Section 8.03 Buyer shall pay Seller on the basis of its billing certificate within fifteen (15) days of receipt. All undisputed sums payable hereunder which are not timely paid as set forth herein shall bear interest calculated from the date when due until such sums are paid at one and one-half percent (1.5%) per annum above the fluctuating rate of interest announced publicly by Chase Manhattan Bank N.A. in New York, New York from time to time as its prime commercial rate. Interest shall be calculated on the basis of a thirty (30) day month, three hundred sixty
(360) day year. In no event shall the rate of interest charged hereunder exceed the maximum rate allowed by applicable law.

Section 8.04 If all information required for payment and statement purposes for any month is not available, Buyer shall nevertheless pay on the basis of the estimated billing certificate. Seller shall, as soon thereafter as possible, submit a corrected billing certificate. Any overpayment by Buyer pursuant to such estimated statement shall be credited against Buyer's payment obligations for the next month, and any underpayment shall be paid within fifteen (15) days of receipt.

Section 8.05 If any party shall dispute an amount owing to the other party, such party shall (a) give notice to the other party of such disputed amount together with sufficient information to allow the other party to understand the nature of the dispute, which notice shall contain substantiation and shall be delivered on or before the due date of the amount disputed; and (b) pay undisputed amounts on the due date. Interest at the rate specified in Section 8.03 shall accrue from the original due date on disputed amounts, or the portions thereof, ultimately determined to be due and payable.

Section 8.06 Each party shall have the right to inspect and examine at all reasonable times and upon reasonable prior notice the records and charts of the other party pertaining to the purchase and sale of Gas hereunder or any other charge or fee arising under this Agreement. If any overcharge or undercharge in any amount whatsoever shall at any time be found and the bill therefore has been paid, Seller shall refund the amount of the overcharge or Buyer shall pay the amount of the undercharge within thirty days after the final determination thereof; provided, however, that no retroactive adjustment will be made for any overcharge or undercharge beyond a period of twenty-four months from the date the discrepancy occurred.

                      ARTICLE IX - LAWS AND FORCE MAJEURE

Section 9.01 The parties shall comply with all laws, rules and regulations, whether federal, state, or local, which are now or which may in the future become applicable to the processing, sale, delivery and use of Gas delivered hereunder.

Section 9.02 this Agreement shall not be terminated, in whole or in part, nor shall either party be held liable in damages, for failure to comply herewith, if compliance is prevented by, or the failure is the result of, any valid and applicable federal, state, county, municipal and other governmental laws, executive orders, ordinances, rules, regulations and acts (including any change in environmental permit limits, rules or regulations affecting either party), or due to Force Majeure.

Section 9.03 If Seller's operations are at any time prevented or affected by any of the causes referred to in Section 9.02, then, subject to the provisions of Section 3.04, the performance of its obligations to the extent so prevented or affected shall be excused without liability hereunder, and this Agreement shall continue in full force and effect until Seller is permitted to resume its operations and thereafter for the balance of the Term hereof. If Buyer's operations are at any time prevented or affected by any of the causes referred to in Section 9.02, then, subject to the provisions of Section 3.02, the performance of Buyer's obligations to the extent so prevented or affected shall be excused without liability hereunder.

                 ARTICLE X - DEFAULT, TERMINATION AND LIABILITY

Section 10.01 The Seller shall be in default of this Agreement, if and only if one or more of the following occur:

     (a) Seller fails to pay (through credit against amounts owed Seller hereunder or otherwise) liquidated damages due to Buyer pursuant to
Section 3.04 hereof within 60 days after the same shall become due; or

     (b) Seller fails to perform a material obligation of this Agreement, including the occurrence of a Material Performance Failure, and such causes Buyer to default under, and suffer a termination of the Power Contract; provided, it is agreed that Seller's failure to deliver Gas shall not constitute a default unless and until a Material Performance Failure shall have occurred; or

     (c) Seller becomes insolvent or ceases to pay its debts as they mature or makes an arrangement with or for the benefit of its creditors or consents to or acquiesces in the appointment of a receiver, trustee or liquidator for any substantial part of its property, or a bankruptcy, winding up, reorganization, insolvency, arrangement or similar proceeding is instituted by or against the Seller under the laws of any jurisdiction which is not dismissed within sixty (60) days of its institution.

Section 10.02 The Buyer shall be in default of this Agreement, if and only if one or more of the following occur:

     (a) Buyer fails to pay amounts due to Seller hereunder within 60 days after the same shall become due;

     (b) Buyer fails to perform a material obligate of this Agreement and does not remedy such failure within sixty (60) days after receiving written notice from Seller describing such failure and its materiality (or if such failure cannot reasonably be remedied within such sixty day period, Buyer does not commence a remedy within such sixty day period and diligently complete such remedy within a reasonable time period under the circumstances); or

     (c) Buyer becomes insolvent or ceases to pay its debts as they mature or makes an arrangement with or for the benefit of its creditors or consents to or acquiesces in the appointment of a receiver, trustee or liquidator for any substantial part of its property, or a bankruptcy, winding up, reorganization, insolvency, arrangement or similar proceeding is instituted by or against the Buyer under the laws of any jurisdiction which is not dismissed within sixty (60) days of its institution.

Section 10.03 If Seller or Buyer shall be in default of this Agreement, as provided in Section 10.01 or Section 10.02 respectively, then the non-defaulting party may, upon not less than 30 days prior written notice, terminate this Agreement. Any such termination shall be without liability or either party to the other (except for payment obligations owed through the termination date) and such right of termination shall be in addition to the right of specific performance contained in Section 10.07.

Section 10.04 Buyer shall have the right to terminate this Agreement upon sixty (60) days' Notice to Seller upon the full expenditure by Seller of its Maximum Liability Cap (including any increase as provided below) over the Term of this Agreement as set forth in Section 10.08 (c), unless Seller agrees within said sixty (60) day Notice period to increase said aggregate limit of liability by $500,000 above the amount of liability for which Seller would otherwise then be liable (without giving effect to such Maximum Liability Cap). Termination pursuant to this Section 10.04 shall be without liability of either Party to the other except for liability previously accrued which expressly survives termination of this Agreement.

Section 10.05 Should either party at any time during the term hereof be declared a public utility or public service corporation by any governmental body and thereby become regulated as such, this Agreement shall, either (i) at the option of the party subject to such regulation or (ii) if the non-regulated party will be materially, adversely affected by reason of such other party's being subject to such regulation, at the option of the non-regulated party, be terminated upon thirty (30) days written notice to the other party without resulting liability of either party to the other hereunder.

Section 10.06 It is understood that the Buyer has entered into this Agreement as a result of obtaining Buyer's Facilities and an assignment of the Power Contract. Buyer shall immediately notify Seller in the event of termination of the Power Contract. In the event that the Power Contract is terminated through no fault of the Buyer, and provided Buyer has exercised reasonable efforts for at least 180 days to obtain a substitute agreement for the purchase of power from Buyer's Facility, Buyer may terminate this

Agreement without liability (except for payment obligations owed through the termination date) hereunder to Seller. For the purpose of this Agreement, Buyer will be deemed to have "no fault" if Buyer has not defaulted in any of its obligations under the Power Contract, and Buyer has taken all reasonable actions to exercise options, renew or extend the terms of the Power contract so as to provide for the continued sale of electricity during the term of this Agreement. If Buyer terminates this Agreement due to the termination of the Power contract, Buyer shall provide Seller with the maximum notice available to Buyer of such termination and further shall provide Seller with substantial evidence that said termination is through "no fault" of Buyer. Said evidence shall be provided to Buyer prior to the date of termination.

Section 10.07 Due to the unique relationship of the Buyer and Seller as purchaser and seller, in the event of breach of this Agreement, pecuniary damages would be inadequate compensation and there would be no adequate remedy at law. Consequently, the parties agree that (i) if Landfill Gas is being recovered at the Property and sold by Seller, then Buyer shall be entitled to a decree of specific performance and (ii)if Buyer's Facility is operating, then Seller shall be entitled to a decree of specific performance, in each such case without necessity of proof of irreparable injury.

Section 10.08     Limitation of Liability.

     (a) Limitation of Seller Liability. Notwithstanding any provision of the Agreement to the contrary except for the provisions of subsection
(e) hereof, the liability of Seller, Seller's agents, contractors, subcontractors and suppliers, and each of their respective employees, officers and shareholders to Buyer or Buyer's insurers with respect to any and all claims arising out of the performance ore nonperformance of the Seller's obligations hereunder shall in no event include damages for loss of profits or revenue or the loss of use of either; loss by reason of shutdown of Buyer's Facility or inability to operate Buyer's Facility at rated capacity; increased expense of operation of Buyer's Facility or its equipment; increased costs of purchasing or providing equipment, materials, supplies, or services outside the Seller's scope of supply; costs of replacement capital; claims of Buyer's customers; interest during construction; inventory or use charges; or incidental, special, indirect or consequential damage of any kind resulting from the Seller's performance or failure to perform its obligations hereunder.

     (b) Limitation of Buyer Liability. Notwithstanding any provision of this Agreement to the contrary except for the provisions of subsection
(e) hereof, the liability of Buyer, Buyer's agents, contractors, subcontractors and suppliers and each of their respective partners employees, officers and shareholders to the Seller or the Seller's insurers with respect to any and all claims arising out of the performance or nonperformance of the Buyer's obligations hereunder shall in no event include damages for loss of profits or revenue or the loss of use of either; loss by reason of shutdown of Seller's Facility or inability to operate Seller's Facility at rated capacity; increased expense of operation of Seller's Facility or its equipment; increased costs of purchasing or providing equipment, materials, supplies, or services outside Buyer's scope of supply;

costs of replacement capital; claims of Seller's customers; interest during construction; inventory or use charges; or incidental, special, indirect or consequential damage of any kind resulting from the Buyer's performance or failure to perform its obligations hereunder.

     (c) Maximum Liability Cap. Notwithstanding any provision of this Agreement to the contrary, Buyer agrees that the aggregate liability of Seller to Buyer for Gas Shortfall Liquidated Damages over the term of this Agreement, shall not exceed $3,000,000.

     (d) Survival of Limitation of Liability. As used in this Section 10.08, the terms "liable" and "liability" mean liability of any kind whether based in contract (including breach of warranty), tort (including negligence whether of Seller or others), strict liability or otherwise. The provisions of this Section 10.08 providing for limitations of or protections against the Seller's and Buyer's liability shall survive completion of the services hereunder or termination, cancellation, or expiration of the Agreement, and such provisions shall apply to the full extent permitted by law.

     (e) Exceptions. (i) Paragraph (a) of this Section 10.08 shall not limit or abrogate the obligation of the Seller to pay the Gas Shortfall Liquidated Damages and (ii) paragraph (b) of this Section 10.08 shall not limit or abrogate the obligation of the Buyer to pay the purchase price for Gas (including the purchase price for the Minimum Daily Quantity).

                             ARTICLE XI - DISPUTES

Section 11.1 Dispute Resolution. If any dispute as to the construction or application of this Agreement arises between the parties, then the parties shall negotiate in good faith to resolve such dispute. If the parties are unable to resolve the dispute to their mutual satisfaction within thirty (30) days after one party gives Notice to such effect to the other party, then either party may submit the dispute to arbitration for final settlement, which arbitration shall be conducted in accordance with the following procedures:

     (a) Any controversy or dispute arising out of or relating to this Agreement shall be settled by arbitration in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association, by a panel of three (3) arbitrators to be selected as follows: each party shall select one (1) arbitrator from a list provided by the American Arbitration Association, and the two (2) arbitrators thus selected by the parties shall together select the third (3rd) arbitrator from such list. Each arbitrator shall be qualified by education, experience and training to decide the issues to be arbitrated.

     (b) Any such arbitration shall be held in New York, New York. The majority decision of the arbitrators shall be final, binding and conclusive upon the parties and judgment may be entered thereon in any federal or state court having jurisdiction.

Section 11.2 Enforcement of Arbitration Award. Any arbitration award rendered in accordance with this Article XI shall be enforceable by each party in any court having jurisdiction over the party against which the award has been rendered or having jurisdiction at the place where assets of the party against which the award has been rendered can be located.

                          ARTICLE XII - MISCELLANEOUS

Section 12.01 Assignment. All of the terms, conditions and limitations contained herein by which either of the parties hereto is bound shall in like manner be binding upon the legal successors and permitted assigns of the parties so bound, and those which are for the benefit of either of the parties hereto shall in like manner inure to the benefit of the legal successors and assigns of the parties so benefited; provided, however, that neither party hereto shall assign this Agreement nor any interest herein without first obtaining the written consent of the other party hereto except that (i) Seller, upon notice to Buyer, may assign this Agreement to its parent company Air Products and Chemicals, Inc. or to another subsidiary or affiliate of Air Products without obtaining Buyer's consent and (ii) each party, upon notice to the other party, may assign this Agreement for collateral security purposes to an institutional lender providing financing for such party's facilities without obtaining the consent of the other party. No assignment shall release the assigning Party of liability hereunder unless the other Party releases the assigning Party in writing.

Section 12.02 Applicable Law. This Agreement shall be interpreted in accordance with and governed by the substantive and procedural law of the State of California.

Section 12.03 Amendments. No amendment or waiver of any provision of this Agreement, nor consent to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the party to be bound and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 12.04     Notices.

     (a) Manner of Giving Notice. All Notices and all other writings expressly required to be given in accordance with this Section 12.04(a) shall be in writing and shall be sent by registered or certified United States mail (return receipt requested), by facsimile or by overnight courier, as follows (or at such other address or facsimile number as Notified in writing to the Parties hereto):

     To Buyer:          Brea Power Partners, L.P.
                    c/o Air Products and Chemicals, Inc.
                    7201 Hamilton Boulevard

                    Allentown, PA 18195-1501

                    Attention: Vice President and General Manager Facsimile No: (610) 481-5084

     To Seller:          GSF Energy Inc.
                    7201 Hamilton Boulevard
                    Allentown, PA 18195-1501

                    Attention:  General Manager
                    Facsimile No:  (610) 481-5765

     with a copy to:     GSF Energy Inc.
                    1942 Valencia Avenue
                    Brea, CA 92621

                    Attention:  Plant Manager
                    Facsimile No. (714) 961-8954

     Notices and other writings given under this subsection (a) shall be deemed given effective (a) in the case of registered or certified United States mail, on the third (3rd) Business Day following the date of deposit thereof in the United States mail, (b) in the case of a facsimile, on the same Business Day if sent prior to 2:00 p.m., New York City time, or on the next Business Day if sent thereafter, and (c) in the case of an overnight courier, on the second (2nd) Business Day following the date of deposit thereof with such courier.

     (b) Other Communications. All communications given under this Agreement other than those Notices and other writings governed by subsection (a) shall be given in a manner such that such communication is likely to be received in a timely manner by a responsible representative of the receiving party.

     (c) Change in Address. Either Party shall have the right at any time to notify the other in writing of a different address, facsimile number or addressee to whom a particular type of notice or other writing is to be sent under Section 18.1 hereof.

Section 12.05 No Waivers; Remedies. No failure on the part of either party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise thereof.

Section 12.06 Computing Days. Except as expressly stated to the contrary elsewhere herein, in computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and legal holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or legal holiday, the final day shall be deemed to be the next day which is not a Saturday, Sunday or legal holiday.

Section 12.07 Integration. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof, supersedes all prior agreements and understandings, whether oral or written, which the parties may have in connection herewith and may not be amended or modified except by written agreement of the parties.

Section 12.08 Exhibits. Exhibits A, B, C, and D, which are attached hereto shall constitute parts of this Agreement.

Section 12.09 Attorneys' Fees. If there is any arbitration or legal action or proceeding among the parties arising from or based on this Agreement, the unsuccessful party to such arbitration, legal action or proceeding shall pay to the prevailing party all costs reasonable and expenses (including reasonable attorney's fees) incurred by the prevailing party in such arbitration, legal action or proceeding and in any appeal in connection therewith. If such prevailing party recovers a judgment in any such arbitration, legal action, proceeding or appeal, such costs and expenses shall be included in and as part of such judgment. If each party to any arbitration, legal action or proceeding prevails upon some, but not all, of its claims in such arbitration, legal action or proceeding, the "prevailing party" and the "unsuccessful party" shall be determined by the arbitrators or by the court, in their reasonable judgment, based on the number and importance of the claims upon which party prevailed, it being understood that the arbitrators or the court may apportion the costs and expenses on the parties in any manner that is fair and equitable based upon each party's prevailing claims.

Section 12.10 Severability. If any provision of this Agreement should become fully or partially invalid or unenforceable for any reason whatsoever, or violate any applicable law, this Agreement is to be considered divisible as to such provision and such provision is to be deleted from this Agreement, and the remainder of this Agreement shall be valid and binding as if such provision were not included herein.

Section 12.11 Counterparts. More than one counterpart of this Agreement may be executed by the Parties, and each fully executed counterpart will be deemed an original.

Section 12.12 Interpretation. Headings appearing in this Agreement are used for convenience only and shall not be used in any manner whatsoever for purposes of interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

               BREA POWER PARTNERS, L.P.

               By:  Brea Power (I), Inc., as its general partner



                    By: /s/ Jean P. Desnouee
                    Title:  Vice President



               GSF ENERGY INC.




                    By: /s/ Wayne A. Hinmin
                    Title:  President